Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-128863 of our report dated March 24, 2004 (December 21, 2004 as to the effects of the reverse stock split described in Note L thereto), relating to the financial statements and financial statement schedule of Environmental Power Corporation included in the Annual Report on Form 10-K of Environmental Power Corporation for the year ended December 31, 2004, and to the use of our report dated March 24, 2004 (December 21, 2004 as to the effects of the reverse stock split described in Note L thereto) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

/S/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
October 25, 2005